As Filed with the Securities and Exchange Commission on April 4, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cooper Cameron Corporation

(Exact name of registrant as specified in its charter)

Delaware	76-0451843
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3533

(Primary Standard Industrial Classification Code Number)

1333 West Loop South, Suite 1700

Houston, Texas 77027

(713) 513-3300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William C. Lemmer

Vice President, General Counsel

and Secretary

Cooper Cameron Corporation

1333 West Loop South, Suite 1700

Houston, Texas 77027

(713) 513-3300

(Name, address and telephone number. including area code, of agent for service)

With Copies To:

Samuel N. Allen Porter & Hedges, LLP 700 Louisiana Street, 35th Floor Houston, Texas 77002 (713) 226-0600	Louis J. Bevilacqua Cadwalader, Wickersham & Taft LLP 100 Maiden Lane New York, New York 10038 (212) 504-6000

Approximate date of commencement of proposed sale to public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.01 per share (2)	1,006,500	$49.54	$49,862,010	$4,035

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c).
(2)	Includes preferred stock purchase rights associated with the Common Stock. Since no separate consideration is payable for such rights, the registration fee for such securities is included in the fee for the Common Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated April 4, 2003

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not a solicitation or an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

1,006,500 Shares

COOPER CAMERON CORPORATION

Common Stock

Up to a maximum of 1,006,500 shares of our common stock are being offered from time to time in connection with the termination of two over-the-counter, or OTC, derivative transactions between the selling shareholder and us. See “Selling Shareholder”. We will not receive any of the proceeds from the sale of the common stock offered under this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “CAM”. On April 3, 2003, the closing price of our common stock, as reported on the NYSE, was $49.38 per share.

The common stock may be offered and sold from time to time by the selling shareholder through underwriters, dealers or agents or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to the market prices. The terms of the offering and sale of common stock in respect of which this prospectus is being delivered, including any initial public offering price, any discounts, commissions or concessions allowed, reallowed or paid to underwriters, dealers or agents, the purchase price of the common stock and the proceeds to the selling shareholder, and any other material terms shall be set forth in a prospectus supplement. See “Plan of Distribution” for indemnification arrangements, including indemnification of agents, dealers and underwriters.

For a discussion of certain factors that should be considered by prospective investors, see “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April     , 2003

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus. The common stock is being offered for sale only where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the dates of the documents incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the common stock.

Cooper Cameron Corporation

We design, manufacture, market and service equipment used by the oil and gas industry and industrial manufacturing companies. We are a leading international provider of oil and gas pressure control systems, equipment and services, including valves, wellheads, controls, chokes, blowout preventers, drilling and production control systems and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications. We also are a leading manufacturer of gas compressors and turbochargers used principally in oil and gas production and transmission applications and in industrial, manufacturing and power generation applications. We manufacture integrally-geared centrifugal air compressors that provide oil-free air for use in a variety of industrial applications. We operate internationally and have manufacturing plants and service centers in numerous locations, including the United States, the United Kingdom, Canada, France, Norway, Ireland, Singapore, Germany, The Netherlands, Australia, Mexico, Argentina, Nigeria and Brazil.

Our principal executive offices are located at 1333 West Loop South, Suite 1700, Houston, Texas 77027, and our telephone number is (713) 513-3300.

Risk Factors

You should carefully consider the following factors, as well as other risk factors and other information contained in this prospectus or incorporated herein by reference.

Downturns in the oil and gas industry have had, and may in the future have, a negative effect on our sales and profitability.

Demand for most of our products and services, and therefore our revenues, depend to a large extent upon the level of capital expenditures related to oil and gas exploration, production, development, processing and transmission. Declines, as well as anticipated declines, in oil and gas prices could negatively affect the level of these activities. Factors that contribute to the volatility of oil and gas prices include the following:

•	the demand for oil and gas, which is impacted by economic and political conditions and weather;

•	the ability of the Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain production levels and pricing;

•	the level of production from non-OPEC countries;

•	governmental policies regarding exploration and development of oil and gas reserves;

•	the political environments of oil and gas producing regions, including the Middle East and, in particular, Iraq;

•	the depletion rates of gas wells in North America; and

•	advances in exploration and development technology.

Our international operations expose us to instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations and other risks inherent to international business.

We have manufacturing and service operations that are essential parts of our business in developing countries and economically and politically volatile areas in Africa, Latin America, the Middle East and the Asia-Pacific region. The risks of international business that we are exposed to include the following:

•	volatility in general economic, social and political conditions;

•	differing tax rates, tariffs, exchange controls or other similar restrictions;

•	changes in currency rates;

•	inability to repatriate income or capital;

•	changes in, and compliance with, domestic and foreign laws and regulations which impose a range of restrictions on operations, trade practices, trade partners and investment decisions;

•	reductions in the number or capacity of qualified personnel; and

•	seizure of equipment.

We also purchase a large portion of our raw materials and components from a relatively small number of foreign suppliers in countries such as India, South Korea, Taiwan and China. The ability of these suppliers to meet our demands could be adversely affected by the factors described above.

We are subject to environmental, health and safety laws and regulations that expose us to potential liability.

Our operations are subject to a variety of national and state, provisional and local laws and regulations, including laws and regulations relating to the protection of the environment. We are required to invest financial and managerial resources to comply with these laws and expect to continue to do so in the future. To date, the cost of complying with governmental regulation has not been material, but the fact that such laws or regulations are frequently changed make it impossible for us to predict the cost or impact of such laws and regulations on our future operations. The modification of existing laws or regulations or the adoption of new laws or regulations imposing more stringent environmental restrictions could adversely affect us.

Excess cash can be invested in marketable securities, which may subject us to potential losses.

We have invested in publicly-traded debt and equity securities from time to time. Changes in the financial markets, including interest rates, as well as the performance of the issuing companies can affect the market value of our short-term investments.

Implementation of a new enterprise-wide software system could disrupt our business processes.

We are in the process of implementing a new enterprise-wide software system. During October 2002, we converted the U.S. and Canadian operations of Cameron and Cooper Cameron Valves (“CCV”) onto the new system. The majority of our remaining operations are expected to be converted to the new system during 2003. Although we believe we have developed an overall implementation plan which will allow for a successful transition to the new system, any disruption in this plan could negatively affect our ability to develop, procure, manufacture and/or deliver products, and could disrupt our financial reporting system. Our senior management is not aware of any material problems with the conversion.

Changes in the financial condition of our customers could impact our business.

Erosion of the financial condition of customers could adversely affect our business with regard to both receivables exposure and future revenue realization. In both the Cooper Compression and CCV divisions, a significant portion of revenues for 2001 and 2002 were derived from a relatively concentrated group of customers in the pipeline and gas compression business, some of which are reported to be experiencing financial and/or other difficulties related to their capitalization. We believe that these difficulties have negatively impacted our business with these customers, particularly in the Cooper Compression division. To the extent these customers’ difficulties continue, worsen, and/or result in curtailments of their expenditures, our revenues and earnings could continue to be negatively affected.

Our deepwater subsea projects expose us to new risks.

We continue to expand into the deepwater subsea systems market. These projects are significantly larger in scope and complexity (both in terms of technical and logistical requirements) than projects in our surface and shallow-water subsea markets. To the extent we experience difficulties in meeting the technical and/or delivery requirements of the projects, our earnings or liquidity could be negatively impacted. As of December 31, 2002, we had a deepwater subsea backlog of approximately $278 million.

Changes in the equity and debt markets impact pension expense and funding requirements for our defined benefit plans.

We account for our defined benefit pension plans in accordance with FAS 87, which requires that amounts recognized in the financial statements be determined on an actuarial basis. A significant element in determining our pension income or expense in accordance with FAS 87 is the expected return on plan assets. The assumed long-term rate of return on assets is applied to a calculated value of plan assets, which results in an estimated return on plan assets that is included in current year pension income or expense. The difference between this expected return and the actual return on plan assets is deferred and amortized against future pension income or expense. Due to the weakness in the overall equity markets since 2000, the plan assets have earned a rate of return substantially less than the assumed long-

term rate of return. As a result, expense associated with our pension plans has increased, and will continue to increase, significantly from the level recognized historically.

Additionally, FAS 87 requires the recognition of a minimum pension liability to the extent the assets of the plans are below the accumulated benefit obligation of the plans. In order to avoid recognizing this minimum pension liability, we contributed approximately $26.4 million to our pension plans during 2002. If our pension assets continue to perform poorly, we may be required to recognize a minimum pension liability in the future or fund additional amounts in the pension plans.

The demand for our products and services may not increase even in times of high oil and gas prices.

Current and projected oil and gas prices have historically affected our customers’ spending levels and their related purchases of our products and services. During the last 12 months, operating conditions in the oil and gas industry have improved, and recently, oil and gas prices have been at recent highs. Despite the recent strength in oil and gas pricing, we did not have a corresponding increase in our business. We believe the causes for the disparity were:

•	a lack of confidence for the sustainability of prices;

•	focus by customers on use of cash flow for debt reduction or share repurchase programs;

•	uncertainty over the war in Iraq and political instability in the Middle East; and

•	overall concern about the U.S. and world economies.

There can be no assurance that our business will return to its traditional correlation to current and projected oil and gas prices even if these economic conditions improve.

Forward-Looking Statements

The statements made in this prospectus or in the documents we have incorporated by reference that are not statements of historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” or similar expressions.

Although we believe that the expectations in our forward-looking statements are reasonable, we cannot give any assurance that those expectations will be correct. Our operations are subject to numerous uncertainties, risks and other influences, many of which are outside our control and any of which could materially affect our results of operations and ultimately prove the statements we make to be inaccurate. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

Future events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. Factors that might cause such a difference include:

•	overall demand for, and pricing of, our products;

•	the size and timing of orders;

•	our ability to execute large subsea projects we have been awarded;

•	fluctuations in world-wide prices and demand for oil and natural gas;

•	fluctuations in level of oil and natural gas exploration and development activities;

•	the existence of competitors, technological changes and developments in the industry; and

•	general economic conditions, the existence of regulatory uncertainties, and the possibility of political instability in any of the countries in which we do business, in addition to other matters discussed herein.

Other factors that could cause actual results to differ materially from our expectations are discussed under the heading “Risk Factors” and in the Company’s annual report on Form 10-K.

Where You Can Find More Information

We have filed a registration statement on Form S-3 (Registration No. 333-            ) with the SEC with respect to the common stock offered under this prospectus. This prospectus is a part of that registration statement; however, this prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about our common stock and us. Statements made in this prospectus about certain contracts or other documents are not necessarily complete, and you are referred to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings, including the registration statement, are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You also may read and copy any document we file at the SEC’s Public Reference Room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

SEC rules allow us to “incorporate by reference” in this prospectus the documents we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus from the date we file the information. Any reports we file with the SEC after the date of this prospectus and before the selling shareholder sells up to the maximum amount of the common stock offered through this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. This prospectus incorporates by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	The description of our common stock contained in the registration statement on Form 8-A filed on July 27, 1995.

We also incorporate by reference into this prospectus future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the date that all shares of common stock covered this prospectus have been sold by the selling shareholder.

You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

Cooper Cameron Corporation

1333 West Loop South, Suite 1700

Houston, Texas 77027

Attn: General Counsel

(713) 513-3300

Use of Proceeds

We will not receive any of the cash proceeds from the sale of the common stock offered hereby.

Selling Shareholder

The following table sets forth information concerning the number of shares of common stock offered by the selling shareholder.

	Ownership Before Offering (1)
Name	Number of Shares	Percent of Class
Crédit Lyonnais	1,006,500	1.8%

(1)	No information is given with respect to ownership after the offering because we are unable to determine the number of shares of common stock that will be sold in the offering.

Plan of Distribution

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission that relates to shares of our common stock that the selling shareholder intends to sell from time to time in one or more offerings (subject to the restrictions described in this prospectus) in connection with the termination of two OTC derivative transactions between the selling shareholder and us. The selling shareholder purchased the shares being offered hereby in market transactions at the inception of the derivative transactions. Pursuant to the agreements relating to the derivative transactions, the selling shareholder does not have an economic interest in the common stock offered hereby. As a result of the termination of the derivative transactions, the selling shareholder will sell such number of the shares offered hereby as are necessary for the selling shareholder to receive net proceeds of $             which is the amount due to the selling shareholder to close out the derivative transactions. All remaining shares of our common stock offered hereby will be returned to us. We will not receive any of the cash proceeds from these sales. We have agreed to pay the expenses incurred in registering the shares, including legal and accounting fees.

When shares of our common stock are actually sold, to the extent required, the number of shares sold, the purchase price, the public offering price, the names of any agent or dealer and any applicable commission or discount with respect to that particular sale will be set forth in an accompanying prospectus supplement. A prospectus supplement also may update or change information contained in the basic prospectus. We expect that all relevant information about the shares will be contained in this prospectus. In all cases, you should read this prospectus (as it may be supplemented) together with the additional information described in the section “Where You Can Find More Information” on page 6.

The selling shareholder may sell shares of our common stock offered under this prospectus from time to time in transactions on the exchanges or markets where our common stock may be then listed for trading or otherwise than on those exchanges or markets. “Selling shareholder” includes donees, pledgees, transferees or other successors-in-interest selling common stock received after the date of this prospectus from the selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer. Common stock offered under this prospectus also may be sold in privately-negotiated transactions, in underwritten offerings or by a combination of those methods of sale. Sales of common stock may be made at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling shareholder may effect these transactions by selling the common stock to or through broker-dealers, as principals or agents, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchasers of the shares for whom the broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The selling shareholder has informed us that it intends to engage Credit Lyonnais Securities (USA) Inc., an affiliate of the selling shareholder, as broker in connection with sales of the shares being offered by this prospectus. Credit Lyonnais Securities (USA) Inc. will not receive any brokerage commission or discounts in connection with these sales.

Other methods by which the selling shareholder may sell the common stock offered under this prospectus include, without limitation:

•	“at the market” to or through market makers or into an existing market for our common stock;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers, negotiated transactions or sales effected through agents;

•	through transactions in options or swaps or other derivatives, whether exchange-listed or otherwise;

•	through cross or block trades;

•	through short sales; or

•	any combination of any these methods of sale.

A “short sale” or “selling short” is when an investor sells stock not owned by the investor to take advantage of an anticipated decline in the price or to protect a profit in the shares owned by the investor. The selling shareholder also may enter into option or other transactions with broker-dealers that require the delivery to those broker-dealers of the common stock offered by this prospectus, which common stock may be resold by the broker-dealers under this prospectus. The selling shareholder also may make sales under Rule 144 of the Securities Act if an exemption from registration is available.

The selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions. The broker-dealers or financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling shareholder, including positions assumed in connection with distributions of the shares by the broker-dealers or financial institutions. The selling shareholder also may enter into options or other transactions with broker-dealers or other financial institutions with respect to the shares offered hereby, which shares such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, the selling shareholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling shareholder of the secured obligation, may sell or otherwise transfer the pledged shares.

The selling shareholder and any broker-dealers who act in connection with the sale of shares of our common stock under this prospectus may be deemed to be “underwriters” as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the shares of our common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling shareholder may be deemed to be an underwriter, it will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 of the Securities Act. We have informed the selling shareholder that the anti-manipulative provisions of Regulation M of the Exchange Act may apply to its sales in the market.

We have agreed to indemnify the selling shareholder and each underwriter, if any, against certain liabilities, including certain liabilities under the Securities Act, or will contribute to payments the selling shareholders or underwriters may be required to make in respect of certain losses, claims, damages or liabilities. The selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

After we have been notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of the selling shareholder and of the participating broker-dealers;

•	the type and number of securities involved;

•	the price at which the securities were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable;

•	that the broker-dealer did not conduct any investigations to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

If the Company’s board of directors in good faith determines in its sole discretion that public sales or distributions of the shares would interfere in any material respect with any transaction involving the Company that in the sole discretion of the board of directors is material to the Company, then the Company’s board of directors may require that the selling shareholder refrain from effecting any public sales or distributions of the shares until such interference no longer exists.

Legal Matters

Certain legal matters in connection with the common stock offered hereby will be passed upon for us by William C. Lemmer, our vice president and general counsel.

Experts

Our consolidated financial statements incorporated by reference from the Cooper Cameron Corporation Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The estimated maximum expenses payable by the Registrant in connection with the offering of the Securities to be registered and offered hereby are as follows:

Commission registration fee	$4,035
Printing expenses	5,000
Legal fees and expenses	125,000
Accounting fees and expenses	10,000
Miscellaneous	5,965

Total	$150,000

Item 15. Indemnification of Directors and Officers.

Statutory Indemnification. Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

In a suit brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceedings, as well as to expenses (including attorneys’ fees).

The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors; or (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct; or (iii) by the stockholders.

The amended certificate of incorporation and bylaws of the registrant require the registrant to indemnify the registrant’s directors and officers to the fullest extent permitted under Delaware law, and to implement provisions pursuant to contractual indemnity agreements the registrant has entered into with its directors and executive officers. The amended certificate of incorporation limits the personal liability of a director to the registrant or its stockholders to damages for breach of the director’s fiduciary duty. The registrant has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted by such persons in their capacities as directors or officers of the registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under the federal and state securities laws.

The corporation’s certificate of incorporation limits the personal liability of a director to the corporation or its stockholders for monetary damages for the breach of the directors’ fiduciary duty.

Contractual Indemnification. The corporation has entered into indemnification agreements with each of its directors under which the corporation has agreed to indemnify and advance expenses to each indemnitee as provided in the indemnification agreements to the fullest extent permitted by applicable law.

In general, each indemnitee is entitled to the rights of indemnification if by reason of the indemnitee’s corporate status he is or is threatened to be made a party to or a participant in any threatened, pending or completed proceeding. Subject to certain conditions, the corporation must indemnify the indemnitee against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful.

In the case of a proceeding by or the right of the corporation no indemnification against expenses will be made in respect of any claim as to which the indemnitee shall have been adjudged to be liable to the corporation or if applicable law prohibits the indemnification. Nonetheless, if applicable law permits indemnification against expenses, indemnification will be made if and to the extent that the court in which the relative proceeding is pending shall so determine.

If an indemnitee is not wholly successful in defense of a proceeding, but is successful on the merits or otherwise as to one or more but not less than all claims, the corporation will indemnify the indemnitee against all expenses actually and reasonably incurred by him or on his behalf in connection with each such claim as to which the indemnitee was successful on the merits or otherwise. An indemnitee will be successful on the merits or otherwise if, among other things, (i) the claim was terminated by withdrawal or dismissal with or without prejudice; (ii) a claim was terminated without any express finding of liability or guilt against the indemnitee with or without prejudice; or (iii) 120 days expires after the making of a claim or threat without the institution of the claim or threat, or settlement of a claim as to which the indemnitee pays less than $200,000.

In no event is an indemnitee entitled to indemnification with respect to a claim to the extent applicable law prohibits the indemnification, or an admission is made by the indemnitee in writing to the corporation, or final nonappealable determination is made in a proceeding that the standard for conduct for indemnification under the indemnification agreement has not been met.

Indemnitees also are entitled to indemnification if they are required to appear as a witness in any proceeding.

The corporation must advance all reasonable expenses incurred by or on behalf of an indemnitee in connection with a proceeding within ten days after the receipt by the corporation of a statement from the indemnitee requesting the advance, whether before or after the final disposition of the proceeding. The indemnitee must repay amounts advanced only if and to the extent it is ultimately determined by a final nonappealable adjudication or arbitration decision that the indemnitee is not entitled to be indemnified against the expenses.

The indemnification agreement also contains detailed procedures for determination of entitlement to indemnification and remedies for an indemnitee if it is determined that an indemnitee is not entitled to indemnification.

If indemnification provided for in the indemnification agreement is held by a court to be unavailable to an indemnitee for any reason other than the indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, or with respect to a criminal proceeding, that the indemnitee had no reasonable cause to believe his conduct was lawful, the corporation is required to contribute to the amount of expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by the indemnitee, in such proportion as is appropriate to reflect the relative benefits received by the indemnitee and the relative fault of the indemnitee versus the other defendants or participants in connection with the action or inaction that resulted in the expenses, judgments, penalties, fines and amounts paid in settlement, as well as any other relevant equity considerations.

Item 16. Exhibits and Financial Statement Schedules.

The following is a list of all the exhibits and financial statement schedules filed as part of this registration statement.

(a) Exhibits

*1.1	Form of Agreement between Cooper Cameron Corporation, Credit Lyonnais and Credit Lyonnais Securities (USA) Inc. with respect to the sale of the common stock offered hereby.

4.1

Form of Rights Agreement, dated as of May 1, 1995, between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent, filed as Exhibit 4.1 to the Registration Statement on Form S-8 of Cooper Cameron Corporation (Commission File No. 33-94948), and incorporated herein by reference.

4.2

First Amendment to Rights Agreement between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent, dated November 1, 1997, filed as Exhibit 4.2 to the Annual Report on Form 10-K for 1997 of Cooper Cameron Corporation, and incorporated herein by reference.

4.3	Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 4, 1998 (Registration Statement No. 333-51705) incorporated herein by reference.

*5.1	Opinion of William C. Lemmer, as to the legality of the common stock offered hereby.

*10.1	Termination Agreement between Credit Lyonnais New York Branch and Cooper Cameron Corporation.

*23.1	Consent of William C. Lemmer (included in Exhibit 5.1).

*23.2	Consent of Independent Auditors.

*24.1	Power of Attorney (included on the signature page of this registration statement).

*	Filed herewith

(b) Financial Statement Schedules

Schedules are omitted since the information required to be submitted has been included in the consolidated financial statements of the registrant or the notes thereto, incorporated by reference herein, or the information is not required.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933:

(i)	The information omitted from the form of prospectus filed as a part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

(ii)	Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

Each of the undersigned hereby appoints Sheldon R. Erikson and William C. Lemmer and each of them (with full power to act alone), as attorney and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 2, 2003.

By	/s/ SHELDON R. ERIKSON
Sheldon R. Erikson Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, the Registration Statement has been signed below by the following persons in the indicated capacities and on April 2, 2003.

Signature	Title

/s/ SHELDON R. ERIKSON (Sheldon R. Erikson)	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ FRANKLIN MYERS (Franklin Myers)	Senior Vice President of Finance and Chief Financial Officer (Principal Financial Officer)

/s/ CHARLES M. SLEDGE (Charles M. Sledge)	Vice President and Corporate Controller (Principal Accounting Officer)

/s/ NATHAN M. AVERY (Nathan M. Avery)	Director

/s/ C. BAKER CUNNINGHAM (C. Baker Cunningham)	Director

/s/ LAMAR NORSWORTHY (Lamar Norsworthy)	Director

/s/ MICHAEL PATRICK (Michael Patrick)	Director

/s/ DAVID ROSS (David Ross)	Director

/s/ BRUCE W. WILKINSON (Bruce W. Wilkinson)	Director

INDEX TO EXHIBITS

*1.1	Form of Agreement between Cooper Cameron Corporation, Credit Lyonnais and Credit Lyonnais Securities Inc. with respect to the sale of the common stock offered hereby.

4.1

Form of Rights Agreement, dated as of May 1, 1995, between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent, filed as Exhibit 4.1 to the Registration Statement on Form S-8 of Cooper Cameron Corporation (Commission File No. 33-94948), and incorporated herein by reference.

4.2

First Amendment to Rights Agreement between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent, dated November 1, 1997, filed as Exhibit 4.2 to the Annual Report on Form 10-K for 1997 of Cooper Cameron Corporation, and incorporated herein by reference.

4.3	Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 4, 1998 (Registration Statement No. 333-51705) incorporated herein by reference.

*5.1	Opinion of William C. Lemmer, as to the legality of the common stock offered hereby.

*10.1	Termination Agreement between Credit Lyonnais New York Branch and Cooper Cameron Corporation.

*23.1	Consent of William C. Lemmer (included in Exhibit 5.1)

*23.2	Consent of Independent Auditors.

*24.1	Power of Attorney (included on the signature page of this registration statement).

*	Filed herewith